Exhibit 10.2

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (the “Sponsor Agreement”), dated as of November 13, 2022, is entered into by and among TLG Acquisition Founder LLC, a Delaware limited liability company (“Sponsor”), TLG Acquisition One Corp., a Delaware corporation (“Parent”), each of the undersigned Persons, each of whom is a member of Parent’s board of directors and/or management team or an Affiliate of Sponsor (each, a “Holder”), and Electriq Power, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Agreement, Parent, the Company, and Eagle Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, each of Sponsor and the Holders has agreed to waive certain of its anti-dilution and conversion rights under the Parent Charter Documents;

WHEREAS, each of Sponsor and the Holders has agreed to support the Merger and vote in favor of the Necessary Stockholder Matters at any meeting held for voting on such proposals;

WHEREAS, each of Sponsor and the Holders has agreed to certain transfer restrictions with respect to the SPAC Founder Shares, including an amendment to the transfer restrictions set forth in the Inside Letter Agreement, subject to the terms and conditions specified herein;

WHEREAS, Sponsor has agreed to certain forfeiture obligations with respect to the SPAC Founder Shares, subject to the terms and conditions specified herein;

WHEREAS, each of Sponsor and the Holders has agreed to certain restrictions on the repayment of certain Parent Borrowings, subject to the terms and conditions specified herein; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated herein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

(a)	“Insider Letter Agreement” means that certain Letter Agreement, dated January 27, 2021, between Sponsor, certain of the Holders and Parent.

(b)

“Permitted Transfer” means any Transfer (i) to any officers or directors of Parent, any Affiliates or family members of any of Parent’s officers or directors, any members of Sponsor, or any Affiliates of Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family or an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (vi) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must, as a condition precedent to such Transfer, execute a joinder to this Sponsor Agreement (in a form reasonably acceptable to Parent and, if prior to the Effective Time, the Company) agreeing to be bound by the Transfer restrictions herein, by the other provisions of Section 4 hereof by which the transferor had been bound, and by the other applicable provisions of this Sponsor Agreement, whether by the terms of this Sponsor Agreement or by such a joinder. In addition, “Permitted Transfer” shall include any Transfer of Parent Warrants to a service provider of Parent pursuant to a letter agreement entered into prior to the date hereof in accordance with clause (e) of Section 7(b) of the Insider Letter Agreement.

(c)

“SPAC Founder Shares” means the 9,976,812 shares of Parent Class F Common Stock owned beneficially and of record by Sponsor and the Holders as of the date hereof (and includes any shares of Parent Class A Common Stock issuable upon conversion of such shares).

(d)	“Sponsor Fund” means TLG Fund I, LP, a Delaware limited partnership and any Affiliate of Sponsor.

(e)	“Trading Day” means a day on which the New York Stock Exchange is open for trading.

(f)

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(g)

“VWAP” means, as of any Trading Day, the volume weighted average price per share of Parent Class A Common Stock, or any successor security thereto on the New York Stock Exchange (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc.).

(h)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.

Sponsor Support. At the Special Meeting or any other duly called meeting of the stockholders of Parent, however called, or at any postponement or adjournment thereof, and in any action by written consent of the stockholders of Parent requested by Parent’s board of directors or undertaken as contemplated by the Merger Agreement, Sponsor and each Holder shall (a) if a meeting is held, appear at each such meeting in person or by proxy or otherwise cause all of its Parent Common Stock to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Common Stock:

(a)	in favor of each Parent Stockholder Matter;

(b)

against any business combination, merger agreement or merger (other than the Merger Agreement, the Merger and proposed Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent, including any proposal for any of the foregoing (other than the Parent Stockholder Matters);

(c)

against any proposal that would result in a change in the business, management or Board of Directors of Parent (other than in connection with any Parent Stockholder Matter as contemplated by the Merger Agreement); and

(d)

against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or Merger, (ii) result in a material breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the Merger Agreement, (iii) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (iv) change in any manner the dividend policy or capitalization of, including the voting or other rights of any class of capital stock, Parent (other than in connection with any Parent Stockholder Matters).

None of Sponsor or any Holder shall enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 2.

3.

Waiver. Immediately prior to, and conditioned upon, the Effective Time, Sponsor and each Holder shall, automatically and without any further action by Sponsor, any Holder or Parent (for each of themselves and respective successors, heirs and assigns), irrevocably and unconditionally waive its respective rights under the anti-dilution and conversion provisions of Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Parent, dated January 27, 2021, as amended (the “Parent Charter”), with respect to each share of Parent Class F Common Stock held by Sponsor or such Holder as of the date hereof, and such shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Parent Class A Common Stock on a one-for-one basis as provided in Section 4.3(b)(i) of the Parent Charter at the Effective Time.

4.	Lock-Up; Notice of Certain Transfers.

(a)

Sponsor hereby agrees that, notwithstanding anything to the contrary in the Insider Letter Agreement or otherwise, and except in each case for Permitted Transfers (which shall not be prohibited or otherwise restricted by this Section 4), following the Effective Time:

(i)

with respect to 500,000 SPAC Founder Shares in the aggregate, it shall not Transfer such SPAC Founder Shares until the earliest to occur of (x) the date that is 5 years after the Closing Date, (y) such time as the VWAP of the Parent Class A Common Stock equals or exceeds $12.50 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, and (z) the date on which Parent (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s (or its successor’s) stockholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property;

(ii)

with respect to 500,000 SPAC Founder Shares in the aggregate, it shall not Transfer such SPAC Founder Shares until the earliest to occur of (x) the date that is 5 years after the Closing Date, (y) such time as the VWAP of the Parent Class A Common Stock equals or exceeds $15.00 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, and (z) the date on which Parent (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s (or its successor’s) stockholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property and

(iii)

with respect to all the SPAC Founder Shares, including those described in clauses (i) and (ii) above, beneficially owned by the Sponsor immediately following the Closing (including the SPAC Founder Shares in clauses (i) and (ii) above, it shall not Transfer such SPAC Founder Shares until the date that is 6 months after the Closing Date; provided that (x) 10% of such SPAC Founder Shares shall be released from such restriction at such time as the VWAP of the Parent Class A Common Stock equals or exceeds $12.50 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any

30-Trading Day period commencing after the Closing Date, (y) an additional 10% of such SPAC Founder Shares shall be released from such restriction at such time as the VWAP of the Parent Class A Common Stock equals or exceeds $15.00 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, and (z) all of such SPAC Founder Shares shall be released from such restriction on the date on which Parent (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s (or its successor’s) stockholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property.

(b)

Holders hereby agrees that, notwithstanding anything to the contrary in the Insider Letter Agreement or otherwise, and except in each case for Permitted Transfers (which shall not be prohibited or otherwise restricted by this Section 4), following the Effective Time with respect to all remaining SPAC Founder Shares beneficially owned by the Holders immediately following the Closing, Holders shall not Transfer such SPAC Founder Shares until the date that is 6 months after the Closing Date; provided that (i) 10% of such SPAC Founder Shares shall be released from such restriction at such time as the VWAP of the Parent Class A Common Stock equals or exceeds $12.50 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, (ii) an additional 10% of such SPAC Founder Shares shall be released from such restriction at such time as the VWAP of the Parent Class A Common Stock equals or exceeds $15.00 per share (adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, and (iii) all of such SPAC Founder Shares shall be released from such restriction on the date on which Parent (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s (or its successor’s) stockholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property.

(c)

Notwithstanding anything to the contrary herein and for the avoidance of doubt, each of the aggregate shares of Parent Class A Common Stock subject to the restrictions set forth in each of Sections 4(a)(i) and (ii) shall be separate and distinct from one another, such that an aggregate of 1,000,000 shares of Parent Class A Common Stock are subject to the restrictions set forth in such Sections.

(d)	Section 7 of the Insider Letter Agreement shall be deemed amended as of the Effective Time as applicable to reflect the provisions of the foregoing Section 4(a) and (b) as to the SPAC Founder Shares.

(e)

Stop transfer orders shall be placed against the SPAC Founder Shares, and each certificate or book entry position statement evidencing any SPAC Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of this Section 4.

(f)

For the avoidance of doubt, as to all SPAC Founder Shares that remain subject to lock-up under Section 4, Sponsor and each Holder shall retain all of their respective other rights as a stockholder of Parent, including the right to vote and to participate in any dividend or distribution on shares of Parent Class A Common Stock. The restrictions set forth in Section 4 shall not apply to any shares of Parent Common Stock or other securities of Parent acquired by Sponsor or any Holder in open market transactions or in any public or private capital raising transactions of Parent or otherwise to any Parent Common Stock (or other securities of Parent) other than the SPAC Founder Shares.

(g)

Notwithstanding anything to the contrary in this Sponsor Agreement, if Parent waives, releases, terminates, shortens, or otherwise amends or modifies any lock-up restrictions contained in an agreement between Parent and/or the Company and a holder of Parent Class A Common Stock (an “Other Lock-Up Holder” and any such action, except in respect to a number of shares of Parent Class A Common Stock that is not more than 0.1% of the total outstanding shares of Parent Common Stock at such time held by persons that, individually, hold less than one percent of the outstanding shares of Parent Common Stock, a “Release”), then the Release shall apply pro rata and on the same terms to the lock-up of SPAC Founder Shares pursuant to Sections 4(a)(iii) and (b) hereunder and the provisions of Sections 4(a)(iii) and (b) shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. Notwithstanding the foregoing, the provisions of Sections 4(a)(iii) and (b) shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification also includes terms that would further obligate or are otherwise adverse to an Other Lock-Up Holder; provided, however, that in any such circumstances Sponsor and Sponsor Fund and the Holders shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Release, Parent will provide reasonable advance written notice (in no case less than five (5) Business Days) to Sponsor indicating that Parent plans to take a specified action with respect to the Release and setting forth the terms of any such Release.

5.

Sponsor Promote Adjustment. In connection with the extension of the deadline for Parent to complete its business combination, the Sponsor agrees that it shall forfeit and cancel, without any further action by Sponsor or any other Person or any further consideration therefor, 5,000,000 SPAC Founder Shares.

6.

Working Capital Loan. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Sponsor hereby agrees that it shall convert $1,500,000 of the Parent Borrowings under that certain Promissory Note, dated May 25, 2021, entered into by and between Parent and Sponsor (the “Working Capital Loan”), into warrants of Parent. Sponsor hereby agrees that any additional outstanding Parent Borrowings under the Working Capital Loan shall be repaid in cash by Parent.

7.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants to Parent, Holders and the Company that, as of the date hereof as follows

(a)

Ownership. Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d under the Exchange Act) of, and has good title to, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of, the SPAC Founder Shares set forth opposite its name on Exhibit A hereto, other than transfer restrictions under the Securities Act, Liens or any other limitation or restriction pursuant to (i) this Sponsor Agreement, (ii) the Parent Charter, (iii) the Merger Agreement, (iv) the Insider Letter, and (E) applicable securities laws;

(b)	Organization. Sponsor is duly organized, validly existing and in good standing under the laws of Delaware; and

(c)

Due Authorization. (i) Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (ii) the execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (iii) this Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(d)

No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of his, her or its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s SPAC Founder Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e)

Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(f)

Brokerage Fees. Except as described on Schedule 3.19 of the Parent Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(g)

Affiliate Arrangements. Except as set forth on Schedule 3.16 of the Parent Schedule or otherwise disclosed in Parent SEC Reports, neither Sponsor nor any of the present or former directors, officers, employees, stockholders or Affiliates of Sponsor (or an immediate family member of any of the foregoing) is party to, or has any material rights with respect to or arising from, any material Contract with Parent that will continue in effect following the Closing.

(h)

Acknowledgment. Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution, delivery, and performance of this Sponsor Agreement

8.

Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof that (a) such Holder is the beneficial and record owner of the SPAC Founder Shares set forth opposite such Holder’s name on Exhibit A hereto, (b) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, (c) this Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes a legal, valid and binding obligation of Such Holder enforceable against it in accordance with its terms and (d) such Holder understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Holder’s execution, delivery, and performance of this Sponsor Agreement.

9.

Entire Agreement. This Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Effective Time, the Company).

10.

Successors and Assigns. No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on Sponsor and each Holder and their respective successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Sponsor Agreement in the form reasonably acceptable to Parent.

11.

Third Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.

Counterparts. This Sponsor Agreement may be executed in any number of original or electronically delivered counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.

Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail. Such communications, to be valid, must be addressed as follows:

If to Parent (prior to the Closing), Sponsor or any Holder:

c/o TLG Acquisition Founder LLC 515 North Flagler Drive, Suite 520 West Palm Beach, FL 33401 Attention: John Michael Lawrie, Chief Executive Officer E-mail: mikelawrie@tlgholding.com with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000
Houston, TX 77002-6117
Attention:	Gerald M. Spedale
Chris Trester
Email:	gspedale@gibsondunn.com
ctrester@gibsondunn.com

If to Company or, after the Closing, Parent:

625 N. Flagler Drive
West Palm Beach, Florida 33401
Attention: Legal Department
Email: Jim.vanhoof@electriqpower.com
Phone Number: 860-996-2411

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention:	David Landau
Anthony Ain
Email:	dlandau@egsllp.com
aain@egsllp.com

14.

Termination. This Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

15.

Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

16.

Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Effective Time, the Company).

17.

Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability by any court of competent jurisdiction, of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.

Governing Law. This Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction; Venue; Service of Process; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

19.

Further Assurances. Each of the parties hereto shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law), in each case as reasonably requested by Parent, the Holders or the Company, to effect the transactions contemplated by this Sponsor Agreement on the terms and subject to the conditions set forth herein.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.

TLG ACQUISITION ONE CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

ELECTRIQ POWER, INC.

By:	/s/ Frank Magnotti
Name:	Frank Magnotti
Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

TLG ACQUISITION FOUNDER LLC

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Manager

TLG FUND I, LP

By:	TLG Fund I GP, LLC, its General Partner

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

/s/ John Michael Lawrie
John Michael Lawrie

/s/ David Johnson
David Johnson

/s/ Kristin Muhlner
Kristin Muhlner

/s/ Edward Ho
Edward Ho

/s/ Zainabu Oke
Zainabu Oke

/s/ Jonathan Morris
Jonathan Morris

[Signature Page to Sponsor Agreement]

Exhibit A

Stockholder	Shares of Parent Class F Common Stock (i.e., SPAC Founder Shares)
TLG Acquisition Founder LLC	9,360,869
TLG Fund I, LP	500,000
John Michael Lawrie[1]	—
David Johnson	—
Jonathan Morris	—
Kristin Muhlner	46,377
Hilliard C. Terry III	46,377
Edward Ho	23,189

Total	9,976,812

[1]	John Michael Lawrie does not own of record any SPAC Founder Shares but may be deemed to beneficially own all SPAC Founder Shares owned of record by Sponsor and Sponsor Fund.